Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

Serve Robotics Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule		Amount Registered		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common Stock, $0.0001 par value per share	457	(a)	154,492	(1)	$4.00	(2)	$617,968	0.0001476	$91.21
Fees Previously Paid	Equity	Common Stock, $0.0001 par value per share	457	(a)	18,806,497	(1)	$4.00	(2)	$75,225,988		$8,289.90
	Total Offering Amounts								$75,843,956		$8,381.11
	Total Fees Previously Paid										$8,289.90
	Total Fee Offsets										—
	Net Fee Due										$91.21

(1)	Represents shares offered by the selling stockholders identified in this prospectus. Includes an indeterminable number of additional shares of common stock that, pursuant to Rule 416 under the Securities Act of 1933, as amended, may be issued to prevent dilution from stock splits, stock dividends or similar transactions that could affect the shares to be offered by the selling stockholders.
(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(a) under the Securities Act of 1933, as amended, based upon the original sale price of the shares of common stock registered hereunder. On July 31, 2023, and in subsequent closings thereafter through October 26, 2023, Serve Robotics Inc. sold shares of common stock at a price of $4.00 per share in the offering. The price per share and aggregate offering price in the table above are based on the price per share in the offering.